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599 Menlo Drive, Suite 200
Rocklin, CA  95765-3708
Telephone (916) 415-0864 - Fax (916) 415-0645
www.idwlcd.com

                                                                   NEWS RELEASE
                                                             OTC BB Symbol: IDWK
                              For Immediate Release

 International DisplayWorks, Inc. Announces Closing of 20 Million Dollar Private
                            Placement of Common Stock

Rocklin, California, May 18, 2004. International DisplayWorks, Inc. ("IDW"), a manufacturer and distributor of liquid crystal displays, modules and assemblies, today announced it completed its private placement with investors of $20 million through the issuance of 4,500,000 shares of common stock.

The net proceeds of the private placement will be principally used to fund the purchase of additional manufacturing equipment, the expansion of the Company's product lines into color and TFT displays as previously announced, repayment of certain debt and for the implementation of its strategic operating plans.

The private placement was made only to accredited investors in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"). IDW agreed to prepare and file a registration
statement   covering  the  resale  of  the   securities.

About International DisplayWorks

International DisplayWorks, Inc. is a manufacturer and distributor of liquid crystal displays, modules and assemblies for a variety of customer needs including OEM applications. The Company manufactures its products in a 270,000 square feet manufacturing facility in the People's Republic of China (PRC) and employs approximately 1,750 persons. Sales offices are located in Rocklin, CA, Ann Arbor, MI, Hong Kong, the United Kingdom, and Shenzhen, PRC.

For additional information contact:
Steve Kircher - (916) 415-0864           or:    Investor Relations
CEO, International DisplayWorks, Inc.           at investor-relations@idwusa.com

The International DisplayWorks, Inc. website is www.idwlcd.com

NOTE: The foregoing is news relating to International DisplayWorks, Inc. ("IDW" or "the Company") and contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. When used in this report, the words "anticipate," "believe," "estimate," "expect" and similar expressions as they relate to the Company or its management, including without limitation, IDW (as defined herein) and the Company's other subsidiaries, are intended to identify such forward-looking statements. The Company's actual results, performance or


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achievements  could differ  materially from the results expressed in, or implied by these forward-looking statements. For more detailed information the reader is referred to the Company's 10-K and other related documents filed with the Securities and Exchange Commission. This does not constitute an offer to buy or sell securities by the Company and is meant purely for informational purposes.

Keyword: California  Industry Keywords: Liquid Crystal Display, LCD, Electronics



















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